Exhibit 107

Calculation of Filing Fee Tables

Schedule TO-T

(Rule 14d-100)

	Transaction Valuation*	Fee Rate	Amount of Filing Fee**
Fees to Be Paid	$5,479,948.11	0.0000927	$507.99
Fees Previously Paid	$0		$0
Total Transaction Valuation	$5,479,948.11
Total Fees Due for Filing			$507.99
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fees Due			$507.99

*	The transaction value is estimated for purposes of calculating the amount of the filing fee only. The transaction valuation was calculated by multiplying (i) 14,051,149, which is the number of outstanding shares of common stock, par value $0.001 per share, of AutoWeb, Inc. (the “Company Common Stock”) by (ii) $0.39, the offer price per share of Company Common Stock. The outstanding share number is based on representations and warranties made by AutoWeb, Inc. as to its capitalization, including the number of outstanding shares of Company Common Stock, in the Agreement and Plan of Merger, dated as of July 24, 2022, among AutoWeb, Inc., Unity AC 1, LLC and Unity AC 2, Inc.
**	The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 1 for Fiscal Year 2022 by multiplying the transaction value by 0.0000927.